For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Lodgian Adjusts Accounting Treatment of Long-Term Contract

ATLANTA, Ga., November 18, 2004—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that it has adjusted its accounting treatment of a long-term contract with the company’s provider of cable television/pay-per-view services.

“An internal review by our accounting department revealed that we had mistakenly recorded certain payments from the vendor as credits when received, rather than recognizing the amounts over the life of the contract,” said W. Thomas Parrington, president and chief executive officer. “To correct this, we will record an additional expense of $0.8 million against continuing operations and $0.1 million against discontinued operations in the third quarter 2004, and we have adjusted our third quarter 2004 results, as reported in our November 11 press release, by a corresponding amount. This is strictly a timing issue as to when we recognize the credits; we anticipate recording the amounts involved as credits in future periods. We have improved our procedures surrounding accounting department reviews of all significant contracts the company executes.”

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Lodgian

For the third quarter 2004, the company will report EBITDA from continuing operations of $13.9 million and Adjusted EBITDA of $16.0 million.

The company said it expects to release the third quarter 2004 10-Q on or before November 22, 2004.

Non-GAAP Financial Measures

The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values. EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.

The company defines Adjusted EBITDA, excluding hurricane damage and reorganization-related charges, as EBITDA excluding the effects of certain charges such as pre-emergence reorganization expenses, post-emergence Chapter 11 expenses included in corporate and other on our consolidated statement of operations, and casualty losses for damage caused to Lodgian’s properties by the hurricanes that hit the southeastern United Stated in the third quarter.

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Lodgian

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 87 hotels with 16,368 rooms located in 30 states and Canada. Of the company’s 87-hotel portfolio, 74 are under the InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) and Marriott brands (Courtyard by Marriott, Fairfield Inn and Residence Inns), and 10 are affiliated with four other nationally recognized hospitality brands. Three hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Website: www.lodgian.com.

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time- to-time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

	LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures) with Loss from Continuing Operations (a GAAP measure)
	Three months ended		Nine months ended

	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
(Unaudited in thousands)
Continuing operations:
Previously reported loss from continuing operations	($5,777)	($3,600)	($24,009)	($10,046)
Adjustment	(767)	—	(767)	—

Adjusted loss from continuing operations	(6,544)	(3,600)	(24,776)	(10,046)
Depreciation and amortization	7,066	7,572	20,741	22,567
Impairment of long-lived assets	607	2	607	1,380
Interest income and other	(212)	(114)	(321)	(321)
Interest expense	7,350	7,665	35,429	20,863
Preferred stock dividends	865	4,027	9,383	4,027
Loss on preferred stock redemption	4,471	—	6,063	—
Provision for income taxes — continuing operations	337	75	488	226
EBITDA	$13,940	$15,627	$47,614	$38,696

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included
in corporate and other on our consolidated
statement of operations	67	320	397	3,511
Reorganization expenses	—	—	—	2,045
Casualty losses for damage caused to our
properties by the hurricanes that hit the
southeastern United States in the third quarter	2,019	—	2,019	—
Adjusted EBITDA	$16,026	$15,947	$50,030	$44,252